UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2021

TPI Composites, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37839	20-1590775
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8501 N. Scottsdale Rd, Gainey Center II, Suite 100, Scottsdale, Arizona 85253

(Address of principal executive offices) (Zip Code)

480-305-8910

(Registrant's telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	TPIC	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Commercial Officer

TPI Composites, Inc. (the Company) has appointed Lance Marram as Chief Commercial Officer, effective January 1, 2022, reporting to the Chief Executive Officer. Mr. Marram will oversee all sales, business development and account management activities for the Company's wind and field service markets.

            Mr. Marram, age 50, has served as the Company’s Senior Vice President – Global Service since October 2019. Prior to joining TPI, Mr. Marram was the Managing Director for Senvion North America from June 2017 to July 2019. Mr. Marram managed his own project development advisory company, E2M International from April 2012 to May 2017. Prior to that, Mr. Marram also served for three years as Vice President Business Development at Vestas while living in Spain and also spent seven years working for Gamesa. While at Gamesa, he helped launch Gamesa's wind business in North America, as well as in the United Kingdom and Ireland. Mr. Marram also served as an Executive Vice President at Gamesa and in this role he managed sales, marketing, and operations for North America. Mr. Marram holds a B.A. in Environmental Law from the University of California, Santa Barbara, and a MBA from IESE Business School in Barcelona, Spain.

            Mr. Marram will be entitled to an annual base salary of $450,000 (subject to periodic increases at the Company's discretion) and the opportunity to participate in the Company's annual cash incentive bonus program, with a target bonus percentage of 65% of his annual base salary. Mr. Marram will be eligible to participate in the Company's standard employee benefit programs and will be entitled to benefits consistent with those provided to other senior executives of the Company and any other benefits that the Company may, in its sole discretion, elect to grant to him from time to time.

            In the event of a termination of employment by the Company "without cause" or for "good reason" by Mr. Marram (each as defined in Mr. Marram's employment agreement) and not involving a change of control of the Company, subject to the delivery of a fully effective release of claims and continued compliance with applicable restrictive covenants, Mr. Marram will receive cash severance equal to 12 months' salary continuation, and up to 12 monthly cash payments equal to the Company's monthly contribution for Mr. Marram’s health insurance.

            In the event Mr. Marram is terminated by the Company "without cause" or "for good reason" by Mr. Marram, within 12 months following a change in control of the Company, subject to the delivery of a fully effective release of claims and continued compliance with applicable restrictive covenants, Mr. Marram will not be entitled to the severance benefits described above, but will instead be entitled to the following: (i) a lump sum cash severance payment equal to 100% of his base salary and 100% of his annual target bonus, (ii) up to 12 monthly cash payments equal to the Company's monthly contribution for Mr. Marram’s health insurance, (iii) for all outstanding and unvested equity awards of the Company subject to time-based vesting held by Mr. Marram, full accelerated vesting of such awards, with a post-termination exercise period, if applicable, of one year and (iv) for all outstanding and unvested equity awards of the Company subject to performance-based vesting held by Mr. Marram fully accelerated vesting of such awards to the extent provided in the underlying award agreement.

            There are no arrangements or understandings between Mr. Marram and any other persons pursuant to which he was appointed as Chief Commercial Officer and no family relationships among any of the Company's directors or executive officers and Mr. Marram. Mr. Marram has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TPI Composites, Inc.

Date: December 17, 2021	By:	/s/ Adan Gossar
Adan Gossar Interim Chief Financial Officer and Principal Accounting Officer